Exhibit 99.1

JOINT FILING AGREEMENT

Pursuant to and in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder, each party hereto hereby agrees to the joint filing, on behalf of each of them, of any filing required by such party under Section 13 or Section 16 of the Exchange Act or any rule or regulation thereunder (including any amendment, restatement, supplement, and/or exhibit thereto) with the Securities and Exchange Commission (and, if such security is registered on a national securities exchange, also with the exchange), and further agrees to the filing, furnishing, and/or incorporation by reference of this agreement as an exhibit thereto. This agreement shall remain in full force and effect until revoked by any party hereto in a signed writing provided to each other party hereto, and then only with respect to such revoking party.

IN WITNESS WHEREOF, each party hereto, being duly authorized, has caused this agreement to be executed and effective as of the date set forth below.

Date: August 7, 2025	TORONTO DOMINION INVESTMENTS, INC.

By: /s/ Laura Beard
Name: Laura Beard
Title: President & Chief Financial Officer

TORONTO DOMINION HOLDINGS (U.S.A.), INC.

By: /s/ Laura Beard

Name: Laura Beard
Title: Vice President & Chief Financial Officer

TD GROUP US HOLDINGS LLC

By: /s/ Salma Salman

Name: Salma Salman

Title: Senior Vice President and Chief Financial Officer TD AMCB

THE TORONTO-DOMINION BANK

By: /s/ Laura Beard

Name: Laura Beard

Title: Vice President Finance TDS (US)